99 CENT ONLY STORES ANNOUNCES PROPOSAL TO ACQUIRE
                      OUTSTANDING SHARES OF ODD'S-N-END'S


     February 17, 1998 -- 99 Cent Only Stores (NYSE: NDN) announced today that it has made a proposal to the Board of Directors of Odd's-N-End's (NASDAQ:
ODDE) to acquire all of the issued and to-be-issued shares of the common stock of Odd's-N-End's for cash. If accepted as proposed, 99 Cent Only Stores would issue to the stockholders of Odd's-N-End's cash equal to $0.30 per share for each outstanding share of common stock of Odd's-N-End's (other than shares held by Universal International).

     In a separate release, 99 Cent Only Stores today announced that it had made a proposal to the Board of Directors of Universal International (which owns 40.5% of the outstanding shares of common stock of Odd's-N-End's) to acquire all of the issued and outstanding shares of Universal International. Universal International has an outstanding trade receivable from Odd's-N-End's in the approximate amount of $10 million.

     The transaction is subject to the execution of definitive agreements, the approval by the stockholders of Odd's-N-End's, the successful consummation of the transaction between 99 Cent Only Stores and Universal International and other customary closing conditions.

     99 Cent Only Stores, the nation's oldest existing one-price retailer, is scheduled to open its 54th store in San Bernardino, California on February 26, 1998, and operates a wholesale division called Bargain Wholesale. 99 Cent Only Stores emphasizes name-brand consumables, priced at an excellent value, in clean, attractively merchandised stores.

CONTACT:  99 Cent Only Stores, City of Commerce, CA
          Eric Schiffer, Senior Vice President-Finance
          (213) 881-9912


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